Exhibit 99.1

May 7, 2007

Dear Shareholder:

The Board of Directors of NBOG Bancorporation, Inc is pleased to announce the election of William R. Blanton as Chairman of the Board. Mr. Blanton brings over 35 years of banking experience to the bank. He purchased $2 million in NBOG Bancorporation, Inc. stock. He was recently affiliated with First Capital Bancorp, Inc. of Norcross, Georgia as Vice Chairman, Chief Operations Officer and Chief Financial Officer. He is the current Vice Chairman of the Board of First Covenant Bank, Woodstock, Georgia. Mr. Blanton is President and partner of Cinc Systems, a software company headquartered in Duluth, Georgia. He is also a member of Terrazza Realty Advisors, a real estate investment company. Mr. Blanton is a graduate of Georgia State University. In addition to Mr. Blanton, the board approved two new Directors, William A. Bagwell, Jr. of Gainesville, Georgia and William M. Evans Jr. of Atlanta, Georgia.

Mr. Bagwell, Homestead Investments, LLC, is a fourth generation Hall County resident. In addition to Homestead Investments, LLC, he currently manages property for Northeast Georgia Real Estate. He previously owned and operated Homestead Farms, Canon, Georgia. Recently, while employed at the Greater Hall Chamber of Commerce in Gainesville, he held the offices of Vice President of Economic Development, Vice President of Existing Industry and Vice President of Government Affairs. Mr. Bagwell is a Deacon of the First Baptist Church in Gainesville, a member of the Gainesville - Hall County Development Authority, a member of the Gainesville and Hall County Economic Development Council, a member of the Gainesville Arts Council Board of Directors and a member of the Ansley Communications Board of Advisors. Mr. Bagwell was recently appointed to serve on the Georgia Farm Service Agency State Committee. He is a graduate of Presbyterian College, Clinton, South Carolina. He, his wife and 2 children live in north Hall County.

Mr. Evans has been in the building and development business for 30 years. He has developed and constructed condominiums, townhouses, cluster and single family residential homes in all counties north of I-20 in Metro-Atlanta. He established the first “stream buffer mitigation bank” in Georgia on the Etowah River and continues establishing such mitigation banks. Additionally, over the last 30 years, Mr. Evans has been a founding member of three banks – Heritage Bank, Premier Bankshares, and Piedmont Bank. He was most recently chairman of Piedmont Bank, which was sold to Private Bank of Chicago. He has been on the board of a NYSE company, a NASDAQ company and an American Stock Exchange company. He is a past board member of the Atlanta Regional Commission, DeKalb Development Authority and DeKalb Chamber of Commerce. Mr. Evans received his undergraduate and MBA from the University of Georgia.

Your bank will continue to operate as a full service, independent community bank with the same name under this new leadership. We appreciate your support and would be pleased to provide any bank service that you might need. If you have any questions, please call me at (770) 297 8060.

Sincerely yours,

/s/ R. Allen Smith R. Allen Smith
President and Chief Executive Officer